[BKD LLP LETTERHEAD]


              CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this registration statement on Form S-3/A of our report dated March 28, 2006, except for Note 2 as to which the date is September 15, 2006, on our audits of the financial statements of Pacific CMA, Inc. as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, which report is included in the Company's Annual Report on Form 10-K/A. We also consent to the references to our firm under the caption "Experts."





/s/ BKD, LLP

Indianapolis, Indiana
November 8, 2006